September 20, 2006

Mr. Douglas C. Mills
Chairman of the Board
First Busey Corporation
201 West Main Street
Urbana, Illinois 61801

Dear Mr. Mills:

As you know, Main Street Trust, Inc. (“Main Street”) has entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Busey Corporation (“Busey”) with respect to the proposed transaction (the “Merger”) whereby Main Street will be merged with and into Busey. Among the conditions of the Merger is that the four (4) principal executives of Busey execute and deliver to Busey an employment agreement with Busey, as described in Section 6.14 of the Merger Agreement.

Accordingly, in consideration for proceeding with the actions contemplated by the Merger Agreement, Busey requests your signature below and subsequent delivery of this letter of understanding to Busey, to evidence confirmation of your understanding of and agreement to the following terms:

(1)    You shall deliver to Busey, or its successor, a resignation from all officer positions held with Busey and any subsidiaries immediately following the time the Merger becomes effective (the “Effective Time”), subject to your acceptance of our proposal for continued employment following the Effective Time (such acceptance of employment shall not constitute a separation of service for purposes of any compensation or benefits programs of Busey or its successors).

(2)    You shall be paid a one-time, single lump sum payment in the amount equal to the greater of Nine Hundred Thousand Dollars ($900,000) or three times the Severance Payment (as hereinafter defined), with such amounts to be paid at the Effective Time, subject to all applicable withholdings. For purposes hereof, the “Severance Payment” shall mean an amount equal to the sum of your annual base salary immediately prior to the Effective Time, plus the amount of the most recent performance bonus that Busey awarded to you. The Severance Payment will also include the value of the contributions that would have been made to you or for your benefit under all applicable retirement and other employee benefit plans had you remained in Busey’s employ through the last day of the year in which the Effective Time occurs. Notwithstanding anything to the contrary herein, in no event will the amount of the Severance Payment payable hereunder exceed Nine Hundred Ninety-Five Thousand Dollars ($995,000), regardless of the actual amount thereof determined pursuant to this Section 2.

(3)    You shall continue certain life, health and disability insurance benefits for a period of two (2) years following the Effective Time; provided, however, that such obligations shall be satisfied by providing such insurance coverage benefits as are provided by Busey (or its successor) to employees from time to time after the Effective Time during such periods during which you are an employee of Busey (or its successor); provided further, that, in the event of your termination prior to the second (2nd) anniversary of the Effective Time, such coverages shall continue until such anniversary.

(4)    If it is determined, in the opinion of Busey’s independent accountants, in consultation, if necessary, with Busey’s independent legal counsel, that any payment hereunder either separately or in conjunction with any other payments, benefits and entitlements received by you hereunder or under any other plan or agreement under which you participate or to which you are a party, would constitute an “Excess Parachute Payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and thereby be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then in such event Busey, or its successor, as applicable, shall pay to you a “grossing-up” amount equal to the amount of such Excise Tax, plus all federal and state income or other taxes with respect to the payment of the amount of such Excise Tax, including all such taxes with respect to any such grossing-up amount. If, at a later date, the Internal Revenue Service assesses a deficiency against you for the Excise Tax which is greater than that which was determined at the time such amounts were paid, then Busey shall pay to you the amount of such unreimbursed Excise Tax plus any interest, penalties and reasonable professional fees or expenses incurred by you as a result of such assessment, including all such taxes with respect to any such additional amount. The highest marginal tax rate applicable to individuals at the time of the payment of such amounts will be used for purposes of determining the federal and state income and other taxes with respect thereto. Busey shall withhold from any amounts paid hereunder the amount of any Excise Tax or other federal, state or local taxes then required to be withheld. Computations of the amount of any grossing-up supplemental compensation paid under this Section 4 shall be conclusively made by Busey’s independent accountants, in consultation, if necessary, with Busey’s independent legal counsel. If, after you receive any gross-up payments or other amount pursuant to this Section 4, you receive any refund with respect to the Excise Tax, you shall promptly pay Busey the amount of such refund within ten (10) days of receipt by you. Busey may elect to defer any payments that may become due to you under this Section 4 if, at the time the payments become due, Busey is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause Busey’s capital to fall below such minimum capital requirements. In this event, Busey will resume making the payments as soon as it can do so without violating such minimum capital requirements.

(5)    You acknowledge that the nature of your employment will require that you produce and have access to records, data, trade secrets and information that are not available to the public regarding Busey and its subsidiaries and affiliates (“Confidential Information”). You will hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with your performance of your duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or you are authorized in writing by Busey to disclose it, or you are required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body. All Confidential Information and all other records, files, documents and other materials or copies thereof relating to Busey’s business that you prepare or use will always be the sole property of Busey. You will promptly return all originals and copies of such Confidential Information and other records, files, documents and other materials to Busey if your employment with Busey is terminated for any reason.

(6)(a)    Busey and you have jointly reviewed the customer lists and operations of Busey and agree that Busey’s primary service area for its lending and deposit activities encompasses a fifty (50) mile radius from Busey’s main office. You agree that, for a period of one (1) year after the termination of this letter of understanding, you will not, without Busey’s prior written consent, directly or indirectly Compete with Busey. For the purposes of this Section 6:

(i)                “Compete” means directly or indirectly owning, managing, operating or controlling a Competitor, or directly or indirectly serving as an employee, officer or director of or a consultant to a Competitor, or soliciting or inducing any employee or agent of Busey to terminate employment with Busey and become employed by a Competitor.

(ii)             “Competitor” means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union or similar financial institution (a “Financial Institution”) that is physically located and conducts substantial lending and deposit taking activities within a fifty (50) mile radius of Busey’s main office.

(b)    In the event that a successor to Busey succeeds to or assumes Busey’s rights and obligations hereunder, this Section 6 will apply only to the primary service area of Busey as it existed immediately before the succession or assumption occurred and will not apply to any of the successor’s other offices.

(c)    This Section 6 will not prohibit you from directly or indirectly owning or acquiring any capital stock or similar securities that are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System and do not represent more than 5% of the outstanding capital stock of any Financial Institution.

(d)    You agree that a violation of this Section 6 would result in direct, immediate and irreparable harm to Busey, and in such event, agree that Busey, in addition to its other right and remedies, would be entitled to injunctive relief enforcing the terms and provisions of this Section 6.

(7)(a)    Busey will indemnify you (and, upon your death, your heirs executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys’ fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, “Expenses”) reasonably incurred by you in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which you may become involved by reason of your having been an officer or director of Busey or any of its subsidiaries. The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that you may have under any applicable bylaws or charter provision of Busey or any of its subsidiaries, or any resolution of Busey or any of its subsidiaries, or any applicable statute.

(b)    In the event that you become a party, or are threatened to be made a party, to any pending, threatened or completed action, suit or proceeding for which Busey or any of its subsidiaries is permitted or required to indemnify you hereunder, any applicable bylaw or charter provision of Busey or any of its subsidiaries, any resolution of Busey or any of its subsidiaries, or any applicable statute, Busey will, to the fullest extent permitted by law, advance all Expenses incurred by you in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by Busey of a written undertaking from you to reimburse Busey for all Expenses actually paid by Busey to or on behalf of you in the event it shall be ultimately determined that Busey or any of its subsidiaries cannot lawfully indemnify you for such Expenses, and to assign to Busey all of your rights to indemnification under any policy of directors’ and officers’ liability insurance to the extent of the amount of Expenses actually paid by Busey to or on behalf of you.

(c)    Unless precluded by an actual or potential conflict of interest, Busey will have the right to recommend counsel to you to represent you in connection with any claim covered by this Section 7. Further, your choice of counsel, your decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to Busey’s prior written approval.

As you know, Main Street and Busey recognize the value that your continued participation with our combined companies will bring. To that end, the combined entity is very much interested in having you agree to have the ongoing position of Chairman of the board of directors, until the combined entity’s annual meeting in 2009, on the following terms:

•                    Continued employee status; based on a one (1) year term, which will automatically renew, absent ninety (90) day notice from either party of their desire for the employment relationship to terminate at the end of the then current term;

•                    Serve as member of the board of directors of the successor’s holding company (subject to future elections of such company’s shareholders) and be appointed and serve as Chairman of such board;

•                    Non-officer role: you will not be an officer of the successor entity or of any of its subsidiaries;

•                    Annual salary rate of $50,000 per year;

•                    Annual incentives at sole discretion of board;

•                    Participation in general benefits plans offered to employees generally;

•                    Continued auto and country club allowance as currently in effect; and

•                    Continued opportunity to receive stock options or other equity awards and other compensation as may be granted to holding company directors generally.

Please acknowledge your acceptance of this letter and its terms, and your agreement to execute and deliver such agreements consistent with the terms hereof as may be requested and to take such actions as described above by signing both copies of this letter and returning one copy to Busey.

Very truly yours,

FIRST BUSEY CORPORATION

/s/ BARBARA J. HARRINGTON
Barbara J. Harrington
Chief Financial Officer

Acknowledged and agreed to
this 20th day of September, 2006.

/s/ DOUGLAS C. MILLS
Douglas C. Mills